EXHIBIT 5.1

(Incorporating Exhibit 23.2)

ROBERT L. B. DIENER

Attorney at Law

122 Ocean Park Blvd.  Suite 307

Santa Monica, CA 90405

 (310) 396-1691  Fax: (310) 362-8887

r.diener@verizon.net

February 19, 2010

U.S. Natural Nutrients & Minerals, Inc.

375 N. Stephanie Street

Bldg. 2, Suite 211

Henderson, NV 89104

     Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,140,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of U.S. Natural Nutrient and Minerals, Inc, a Nevada corporation (the “Company”), that may be issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Plan”) and certain shares issued to a consultant to the Company.

     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

     The opinion expressed below is limited to the Nevada Revised Statutes, as amended (which includes reported judicial decisions interpreting the Nevada Revised Statutes).

    For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan or the consultant agreement (as the case may be), will be validly issued, fully paid and nonassessable.

 We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

LAW OFFICES OF ROBERT DIENER

/s/ Robert L. B. Diener

By:________________________________

Robert L. B. Diener